Exhibit 99.2

Q1 FY13 Question & Answer

September 20, 2012

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- ACT II	- PAM	- Rosarita
- Blue Bonnet	- Parkay	- Slim Jim
- Lightlife	- Peter Pan	- Wesson
- Marie Callender’s	- Reddi-wip	- Wolf
- Orville Redenbacher’s	- Ro*Tel

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- Andy Capp’s	- Egg Beater’s	- La Choy	- Van Camp’s
- Banquet	- Healthy Choice	- Libby’s
- Chef Boyardee	- Hebrew National	- Manwich
- Crunch ‘n Munch	- Hunt’s	- Snack Pack
- DAVID	- Kid Cuisine	- Swiss Miss

3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods segments?

Consumer Foods organic volume decreased 4%.

Commercial Foods volume increased 4%.

4.	Why are there slight differences in Commercial Foods’ segment sales in prior periods?

There has been a change in methodology regarding the presentation of certain types of product sales. Previously, the margin from these sales was included as a reduction of cost of goods sold, and now it is reported on a gross basis as sales and cost of goods sold. This has no impact on profitability.

5.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $91 million (versus approximately $91 million in Q1 FY12)

6.	How much were capital expenditures from continuing operations for the quarter?

Approximately $99 million (versus approximately $96 million in Q1 FY12)

7.	What was the net interest expense for the quarter?

Approximately $49 million (versus approximately $53 million in Q1 FY12)

8.	What was Corporate expense for the quarter?

Unallocated Corporate amounts were a net gain of $43 million for the current quarter, and a net expense of $104 million in the year-ago period, as reported. Current-quarter amounts include $130 million of net benefit due to hedge gains and $12 million of expense related to other items impacting comparability, while year-ago amounts include $34 million of hedge losses and $3 million of restructuring charges. Excluding these amounts, unallocated Corporate expense was $75 million for the current quarter (rounded) and $67 million in the year-ago period.

9.	How much did the company pay in dividends during the quarter?

Approximately $98 million (versus approximately $94 million in Q1 FY12), reflecting an increase in the dividend rate earlier this fiscal year, which was partially offset by the impact of fewer shares outstanding.

10.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 412 million shares for the quarter

11.	Did the company repurchase any shares during the quarter?

The company repurchased approximately 2.95 million of its shares of common stock during the quarter for approximately $75 million; the company has approximately $450 million remaining on its current share repurchase authorization.

12.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $741/$3,312 = 22%

Operating margin = segment operating profit** divided by net sales

Operating margin = $375/$3,312 = 11%

*	Gross profit = net sales – costs of goods sold ($3,312 – $2,571 = $741)
**	See first-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $368/$3,312 = 11%.

13.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q1 FY13
Total debt*	$3,155
Less: Cash on hand	$117

Net debt	$3,038

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

14.	What is the net debt to total capital ratio at quarter end?

40% currently and 31% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. 13 for the components of net debt.

15.	What is the projected tax rate for FY13?

The company expects the tax rate to be in the range of 34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but that the overall rate is expected to approximate 34%.

16.	What are the projected capital expenditures for FY13?

Total capital expenditures for fiscal 2013 are expected to modestly exceed $450 million.

17.	What is the expected net interest expense for FY13?

Net interest expense for fiscal 2013 is expected to be approximately $215 million.

Note on Forward-looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials, including any negative effects caused by inflation and adverse weather conditions; the effectiveness of its product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; the company’s ability to execute its operating and restructuring plans; the success of the company’s innovation, marketing, including increased marketing investments, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s product recalls; access to capital; the company’s success in effectively and efficiently integrating its acquisitions, actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date made.